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                                   AGREEMENT

This agreement is entered into on this _______ day of September, 1997 by and between Marion Woodman (Woodman), an individual residing in Canada, and the American Artists Film Corporation (AAF), a company doing business in state of Georgia.

                                   Recitals

1.  Woodman is a published author, lecturer and Jungian expert.

2. - AAF is a development and production company in the business of producing films and television programs for world wide distribution.

3. - The principals wish to enter into an agreement whereby the original research, writings and ideas proprietary to Woodman are utilized as the basis to produce either television programming or a home video series or other media application, tentatively entitled "Man, Woman and Spirit" and hereafter referred to as the Program. It is understood that any program produced will attempt to be exploited in any and all media world wide.


Therefore, it is agreed as follows:

1 - In exchange for the sum of $5000.00, Woodman grants to AAF the exclusive right to film or video tape a series of conversations to be held at SereneBe Farms in Atlanta, Georgia on or about October 12th to the 16th.

2 - AAF agrees to use its best efforts to negotiate a licensing arrangement for a one hour special or series of specials with a broadcast distributor based on this filming.

3 - Should AAF succeed in securing a broadcast licensing arrangement, Woodman would then be due a profit participation share of 5% of all profits (to be defined on the same basis for all parties involved) returned to AAF from the exploitation of the programming from all media in all markets, including but not limited to television, home video, syndication, publishing and multimedia, worldwide in perpetuity.

3A - If the transcripts from these conversations are accepted for publication through the electronic or standard press then Woodman would receive 25% of any profits returned to AAF from such publishing. AAF recognizes and agrees that Lucinda Vardy will act in consult with AAF to determine the appropriate means for such publication of the material on the video tapes. Lucinda Vardy will act in any such endeavor on behalf of Woodman.
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4 -  Upon the completion of any filming AAF will, in consult with the Episcopal
Media Center, have the sole right to edit, conform or otherwise manipulate the material in order to effectively seek distribution outlets provided that no material is taken out of context or in any way misrepresented.


4a - AAF agrees to provide Woodman copies of the paper cut for her review and comment. AAF will also provide Woodman with a rough cut of the initial program upon its completion.

4b - No material will be sold or used out of context without Woodman's or her surrogate's written approval.

5 - AAF shall have the sole right to license any programming or content derived from the filming into all media worldwide in perpetuity including but not limited to television, cable, syndication, home video, the Internet, other electronic media applications, CD-ROM, publishing for print and serialization. These rights may be assigned to others by AAF to secure distribution at AAF's discretion so long as any obligations due Woodman on behalf of AAF are honored as part of these assignations.

6 - The copyright on any programming produced shall be jointly owned by AAF and the Episcopal Television and Radio Network.

7 - Both parties acknowledge there are no other liens on material and both are free to enter into this agreement.

8 - Any disagreement shall be arbitrated in the state of Georgia.

9 - Both parties acknowledge that this agreement may be commemorated in a longer form contract at some date in the future.


If the preceding signifies your understanding of the agreement indicate so by signing below.


/s/ Rex Hauck                              October 17, 1997
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American Artists


/s/ Marion Woodman                         October 17, 1997
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Marion Woodman